Exhibit 4.3

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of July 16, 2026, by and between VivoSim Labs, Inc., a Delaware corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Company issued to the Holder those certain Common Stock Purchase Warrants (the “Original Warrants”) on May 13, 2024;

WHEREAS, the Original Warrants are exercisable, in the aggregate, for up to 520,833 shares of the Company’s Common Stock, par value of $0.001 per share, (the “Shares”), at a per share exercise price equal to $9.60 (as reflected for previous stock splits);

WHEREAS, for the avoidance of doubt, the Company effected a name change on April 24, 2025 to change its name from Organovo Holdings, Inc. to VivoSim Labs, Inc.

WHEREAS, pursuant to Section 5(l) of the Original Warrants, the Original Warrants may be modified or amended, or the provisions thereof waived, with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows, contingent upon, and effective as of, the Company obtaining the Approval (as defined in Section 6 below):

1. Amendment to Company.

•	The term “Company” in the Original Warrant is hereby amended and restated from “Organovo Holdings, Inc.” to “Vivosim Labs, Inc.”.

2. Amendment to Expiration Date.

•

The definition of “Expiration Date” in the Original Warrant is hereby amended and restated as follows: “‘Expiration Date’” means the date that is five (5) years following the anniversary of the Shareholder Approval Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.”

3. Section 1. Definitions. Section 16 of the Original Warrant is amended to include the below definitions:

(o) “Shareholder Approval” means such approval from the stockholders of the Company with respect to the issuance of the Warrants and the Warrant Shares upon the exercise thereof.

(p) “Shareholder Approval Date” means the date on which Shareholder Approval is received.

4. Amendment to Exercise Price. On the condition the Company receives the necessary shareholder approval from the shareholders of the Company to reduce the exercise price of the Original Warrants to $0.85 per share (“Shareholder Approval”), Section 1(b) of the Original Warrants are hereby amended and restated in its entirety as follows:

“b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.85 per share of Common Stock, subject to adjustment as provided herein.”

5. Amendment to Fundamental Transaction. Section 4(b) of the Original Warrants are hereby amended and restated in its entirety as follows:

“b) The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes this Warrant in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.”

6. Condition Precedent. The effectiveness of this Amendment shall be conditioned on the receipt of approval from the stockholders of the Company with respect to the issuance of the Warrants and the Warrant Shares (the “Approval”).

7. No Further Amendment. Except as amended by this Amendment, the Original Warrants remain unaltered and shall remain in full force and effect.

8. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with Section 10 of the Original Warrants.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
VIVOSIM LABS, INC.

By:	/s/ Keith Murphy
Name:	Keith Murphy
Title:	Executive Chairman

HOLDER
ARMISTICE CAPITAL MASTER FUND LTD.

By:	ARMISTICE CAPITAL, LLC
the Investment Manager

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the Investment Manager